AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2018

REGISTRATION NO. 333-223042

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MY SIZE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

51-0394637

I.R.S. Employer Identification Number

3 Arava St., pob 1026

Airport City, Israel 7010000

972-3-600-9030

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

1-800-927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman, Esq.

Andrea Cataneo, Esq.

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, New York 10112

Phone: (212) 653-8700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plants, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☑ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount To be Registered(1)	Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share (3)	261,387	$1.35	$352,872.45	$43.93	*
Common Stock, $0.001 par value per share (4)	888,888	$1.35	$1,199,998.80	$149.40	*
Common Stock, $0.001 par value per share (5)	673,333	$1.35	$908,999.55	$113.17	*
Total number of shares of common stock to be registered	1,823,608	$1.35	$2,461,870.80	$306.50	*

(1)	Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the warrants.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), using the average of the high and low prices as reported on the NASDAQ Capital Market on February 9, 2018.
(3)	Represents shares of common stock offered by the selling stockholders.
(4)	Represents shares of common stock issuable upon exercise of outstanding warrants to purchase shares of common stock offered by the selling stockholders.
(5)	Represents shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock offered by the selling stockholders.
*	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED MARCH 28, 2018

MY SIZE, INC.

1,823,608 Shares of Common Stock

This prospectus relates to the public offering of up to 1,823,608 shares of common stock of My Size, Inc. by the selling stockholders, including their transferees, pledgees or donees or their respective successors, named in this prospectus, including 261,387 outstanding shares of common stock, 888,8888 shares of common stock issuable upon exercise of outstanding warrants and 673,333 shares of common stock issuable upon exercise of outstanding options.

The selling stockholders identified in this prospectus, or their respective pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We will pay the expenses of registering these shares. We will, however, receive the net proceeds of any options or warrants exercised for cash.

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 15 of this prospectus before purchasing any of the shares offered by this prospectus.

Our common stock is listed on the NASDAQ Capital Market under the symbol “MYSZ”. The last reported sale price of our common stock on the NASDAQ Capital Market on March 27, 2018, was $1.43 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2018.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the Securities or Exchange Commission, or the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (i) after the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) after the date of this prospectus, until the selling stockholders sell all of our securities registered under this prospectus:

●	Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 21, 2018;

●	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, June 30, 2017 and September 30, 2017 filed on May 16, 2017, August 18, 2017 and November 13, 2017, respectively;

●	Current Reports on Form 8-K or Form 8-K/A (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on January 25, 2018, February 1, 2018, February 6, 2018, February 15, 2018, February 20, 2018, March 9, 2018, March 16, 2018 and March 21, 2018;

●	our definitive proxy statement on Schedule 14A relating to our 2017 annual meeting of stockholders filed on March 2, 2017;
●	our definitive proxy statement on Schedule 14A relating to our 2018 special meeting of stockholders filed on January 25, 2018; and

●	the description of our common stock contained in the Registrant’s Registration Statement on Form 8-A12B/A filed with the Commission on June 14, 2016.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Or Kles, Chief Financial Officer, 3 Arava St. pob 1026, Airport City, Israel 701000, telephone number 972-3-600-9030.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” before deciding to invest in our common stock. The terms “My Size,” the “Company,” “we,” “our” or “us” in this prospectus refer to My Size, Inc. and its wholly-owned subsidiaries, unless the context suggests otherwise.

OUR BUSINESS

ITEM 1. BUSINESS

Overview

The Company is a technology company whose strategy is based on the development of applications that can be utilized to accurately take measurements of a variety of items via a smartphone. By downloading the application to a smartphone, the user is then able to run the smartphone over the surface of an item the user wishes to measure. The information is then automatically sent to a cloud-based server where the dimensions are calculated through the Company’s proprietary algorithms, and the accurate measurements (+ or - 2 centimeters) are then sent back to the users smartphone. We believe that the commercial applications for this technology are significant in many areas.

Currently, we are focusing on the following market segments:

●	E-commerce apparel industry – our main target-market;

●	Courier services;

●	Do it yourself (“DIY”) uses; and

●	Usage as a tape measure.

While we are currently devoting much of our focus on the applications for the apparel business, management believes that all of the above mentioned applications will be useful to users, retailers and vendors alike.

The Market

The mass adoption of mobile technologies such as tablets and smartphones have led to a surge of online consumer activity. Tasks that were once primarily brick-and-mortar such as shopping for clothes, shipping a package or purchasing supplies for a DIY home renovation project have now shifted to being a digital task as consumers seek convenient ways of shopping anytime, anywhere. Due to the foregoing, there has been an increase in retailers who offer shoppers a simple customer experience through desktop or mobile devices. The U.S. Census Bureau estimated that total e-commerce sales for 2017 were $453.5 billion, an increase of 16% from the year prior. While many sectors have found ways to increase revenue through e-commerce, there are several issues that are cutting into profits and negatively impacting the bottom line, such as returned products due to improper fit.

The Company has developed innovative applications that address shortcomings in multiple verticals, including apparel, e-commerce, DIY, and shipping/parcel delivery industries. Utilizing its proprietary algorithms, the Company’s technologies can calculate and record measurements in a variety of novel ways thereby decreasing costs that negatively impact the bottom line.

Fashion/Apparel

The fashion and apparel market is one of the fastest growing sectors of online retail. According to Statista, what was an approximately $72.13 billion apparel and accessories market in 2016 is projected to increase to approximately $116.3 billion U.S. dollars by 2021 (https://www.statista.com/statistics/278890/us-apparel-and-accessories-retail-e-commerce-revenue). However, conveniences of online shopping, including search filters, not having to try on clothes and free returns, have led consumers to a more free-wheeling buying style that is costing retailers major dollars. According to Business 2 Community, at least 30% of all products ordered online are returned, compared to approximately 9% of products purchased from brick-and-mortar shops which is decreasing revenues for retailers.

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One of the leading factors for product returns is sizing issues because the lack of a universal sizing system leaves consumers to guess their size or order multiple sizes and return the ones that do not fit. According to Euromonitor International, 80% of online apparel returns are due to improper sizing.

The Company addresses the sizing issue for retailers with its MySizeID mobile technology. MySizeID enables shoppers to accurately measure their body to find proper fitting clothes and shoes all through the use of their mobile phones. MySizeID syncs the user’s measurement data to a sizing chart integrated through a retailer’s mobile app, and only shows items that match the measurements to ensure a correct fit each and every time.

Shipping/Parcel

According to Accenture, the parcel post market is expected to grow by 9% per year and reach over $343 billion by 2020. The dimensions of a package are critical. Consumers are not just measuring a box, they are purchasing the amount of space that will be required on the carrier to transport the package. Far too often retailers use packaging unfit for their items, costing them extra in materials and shipping fees.

The Company addresses this issue for retailers with its BoxSizeID mobile technology. BoxSizeID enables customers to quickly and easily measure the size of a parcel to accurately calculate shipping fees. It also offers shipping companies a variety of precise logistical data to more efficiently manage the shipping process by providing them with an accurate way to compare the physical package with the contents of such package. BoxSizeID is available for license for apps both on iOS and Android operating systems.

DIY

Similar to issues in the apparel and fashion market, big box, hardware, furniture, and DIY stores are plagued by returns due to incorrect fit and measurements. In an industry where precise measurement for projects is an absolute necessity, e-commerce has not grown as quickly as other verticals. Consumers continue to be unable to properly measure and purchase the correct amount of materials online that are required for a particular project.

The Company addresses this issue for retailers with its SizeUp mobile technology. SizeUp is a digital tape measure that allows users to measure the length, width and height of a surface by moving their smartphone from one point of an object to another point of an object. SizeUp is a value-add tool for DIY and home improvement retailers whose customers struggle to find appropriate sized items, such as blinds and curtains for their homes, due to inaccurate measurements. SizeUp replaces rulers, tape measures and other measuring tools used for DIY projects.

MySizeID

We are currently in development of MySizeID, an application which assists the consumer to accurately take the measurements of his or her own body using a smartphone in order to fit clothing in the best way possible without the need to try the clothes on. The purpose of our application is to simplify the process of clothing acquisition through the internet and to significantly reduce the rate of returns of ill-fitting clothing which are acquired through the internet.

The application is the result of a research and development effort that combines:

●	Anthropometric research – analyses of information pertaining to body measurements derived from a survey and the subsequent determination of correlations between body parts;

●	Body measurement algorithm research – an algorithm created by the Company to measure body parts; and

●	Retailers size chart analyses – adopting a deep understanding of the size charts of retailers and the corresponding “body to garment size.”

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MySizeID will operate based on the use of existing sensors in smart phones which enable, through a specific purpose application, the measurement of the body of any consumer independently by moving the cellular phone along his or her body. The measurements can then be saved on the Company’s cloud database, enabling the user to search for clothes in various retailer websites without worrying about size. When a search is made, the retailer will connect to the Company’s cloud database and then provide results based on the user’s measurements and other parameters as he or she may have defined. This data is also be saved for use when a customer enters a brick and mortar store to help serve the customer more efficiently and to provide a better shopping experience.

As soon as the item is found and the acquisition is completed, the retailer will be charged a certain percentage of the acquisition price. The rate to be charged by My Size for the acquisition has not yet been fixed, and will be determined following negotiations with fashion companies, in a more advanced stage of the development.

How MySizeID Can be Utilized by the Apparel Industry

The MySizeID application will allow consumers to create a secure, online profile of their personal measurements, which can then be utilized with partnered online retailers to ensure that no matter the manufacturer or size chart, they will get the right fit. The MySizeID application will utilize a patent-pending measurement technology that does not rely on user photographs or any additional hardware; all a user needs to do is scan their body with their smartphone and the app records their measurements.

The application is being designed to use a person’s body measurements to help determine correct apparel sizes when shopping on-line. The app measures the hip breadth and uses algorithms to recommend the most appropriate sized trousers.

The first beta version of the MySizeID app was revealed and demonstrated at the 2018 Consumer Electronics Show, or CES, held in Las Vegas, Nevada in January 2018.

The first beta version of the app includes the ability of users to take their own measurement using their smartphone and obtain the recommended size for retailers according the measurements taken which provides a more personalized shopping experience.

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True Size

In November 2016, the Company introduced a new product called TrueSize.

TrueSize is a customizable, white-label, mobile application that empowers retailers to improve the online shopping experience of their customers by perfectly matching their true measurements with the retailer’s offerings. The level of accuracy and ease of use integrated into the retailer’s website ensures that the customers will select the right size apparel every time, and we believe this will significantly reduce the amount of returns.

How Does TrueSize Work?

TrueSize has two components: a white label application and a small application located on each page of the retailer’s website. First, the customer downloads the TrueSize app, branded to a specific retailer’s website, and signs in, using the same credentials used for the online store. The application will then guide the customer through the process.

Using the TrueSize app, the customer next takes accurate measurements of an item of clothing from their wardrobe by placing the smartphone first on one end of the item and then on the other end. The app will then prompt the user to take several different measurements to get a complete reading. The information pertaining to each item is then saved, and can be updated at any time. Measurements are next stored in the cloud and a recommended size for the user is calculated. The user may continue shopping directly from the app by clicking the “Go Shopping” button, which will direct them to the retailer’s mobile website.

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The chart below illustrates how consumers can interact with the prompts from the TrueSize application.

Shopping with TrueSize

A “TrueSize” widget in the form of a button is located in proximity to the size selection feature on each product page of the retailer’s website. If the customer has signed in to the website and has already downloaded the TrueSize app and taken measurements, a recommended size will automatically appear in the widget. Users then have the option to manually update their size parameters – height, weight, and an item’s parameters – at any time by simply clicking on the widget. If the customer has not yet signed into the website, a prompt will appear requesting the customer to do so.

TRUCCO – RealSize

RealSize is a white label measurement application developed based on the Company’s TrueSize technology. The first customer to use the TrueSize technology is IN SITU S.A., the owner of the rights to the fashion brand-name TRUCCO. TRUCCO is a women’s clothing brand and has over 240 points of sale in more than 20 countries all over the world including, but not limited to, Andorra, Chile, China, Costa Rica, Czech Republic, Dominican Republic, France, Guatemala, Israel, Kuwait, Libya, Malaysia, Mexico, Panama, Paraguay, Peru, Portugal, Qatar, Russia, Singapore, Slovakia, Spain, Taiwan and Thailand.

The Market - Courier Services

When an individual wishes to ship boxes from place to place, they often call a courier service and request a pick up. The individual is then usually asked about the dimensions of the package to be shipped. Unfortunately, the response given to the courier can be rather vague (big, medium, small, etc.). This is often the cause of much confusion between the shipper and the courier. This confusion can lead to the courier sending out the wrong vehicle for the pick-up and/or a large price differential from what was originally quoted by the courier causing customer dissatisfaction.

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How My Size Can be Utilized for Courier Services

My Size operates based on the use of existing sensors in smart phones which enable, through a specific purpose application, measurement of the dimensions of packages by moving the cellular phone along packages (length, height and width) to be sent via courier. The measurements are then be saved on the Company’s cloud database and shared with the courier. This allows for:

●	Courier services to provide accurate pricing to their consumers with little to no confusion; and

●	Courier services to send the proper sized vehicle to pick up packages.

Agreement with Katz Delivery Services, LTD

On November 20, 2015, My Size entered into an agreement (the “Katz Agreement”) with Katz Deliveries, LTD (“Katz”), one of the largest courier services in Israel. Katz delivers approximately five million parcels per year, the most in Israel. Katz has more than 250 vehicles. Pursuant to the Katz Agreement, the parties have agreed to mutually work together to develop and integrate My Size technology with the technology of Katz to accurately monitor the volume of all parcels delivered to it for shipment by its clients. The goal is for Katz to use our technology to help with planning its distribution lines, thus reducing operational costs by adjusting the distribution vehicles to the volume of the shipments.

KatzID was developed for Katz and is to be used to measure packages, boxes and pallets at Katz’ logistics center. The app allows users to scan the barcode of a package and measure the package dimensions using My Size’s SizeIT technology and then subsequently upload the information directly to Katz’s back office. The technology is being used to control package volumes and charge Katz’ customers accordingly.

BoxSizeID

BoxSizeID is an intuitive parcel measurement app that can provide real-time logistic data on package volumes and transportation, resulting in improved operational efficiency and reduced operating expenses. In addition, BoxSizeID allows customers of package delivery companies to easily measure the size of their parcel with their smartphone, calculate shipping costs and arrange for a convenient pick-up time for the package.

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OneShot

The Company is currently developing OneShot, an algorithm that will make package measurement even faster as it will only require a single movement to measure the height, width and depth of a package rather than three separate measurements.

SizeUp

My Size is working on additional consumer applications. One of these applications is in the category of DIY. This application is a smart tape measure for the business to consumer market which allows users to utilize their smartphone as a tape measure. The application provides measurements with an accuracy of plus or minus 2 centimeters. Through the use of this application users will be able to visualize how an object or a piece of furniture will fit in an existing room in their home or office. As many people have difficulty with spatial recognition, the Company hopes this will help alleviate the problem.

In the third quarter of 2015, My Size launched the SizeUp application for the iOS operating system. In the first quarter of 2016, a second version of SizeUp for the iOS operating system was released. This release included the ability to measure both horizontal and vertical measurements. In January 2017, a third version of SizeUp for the iOS operating system was released. This release included an innovative air measurement algorithm which allows the user to measure over the air without the need to slide the phone over the surface during the measurement.

The first version of the SizeUp app for Android was released in March 2016 and included vertical measurement. An update to the app was released in June 2017 which update includes a one-time calibration process for ensuring high accuracy.

As of March 23, 2018, there have been over 750,000 downloads of the SizeUp app. Currently the SizeUp app for Android and iOS are available for free for the first 30 days, after which a user will be required to pay a one-time fee of $1.99 to continue using the application. To date, the Company has accumulated immaterial revenues from the mentioned fee.

SizeIT

The Company has developed SizeIT, a smart measuring tape standard development kit (“SDK”) for both Android and iOS platforms. SizeIT provides users with the ability to instantly and accurately measure objects with a quick movement of their smartphone. SizeIT, the core technology behind the Company’s TrueSize, SizeUp, and BoxSizeID applications, can be embedded into any company’s existing or white label mobile app in a short period of time, offering an efficient solution to the escalating costs associated with product sizing issues and returns. SizeIT enables users to measure smooth or rigid surfaced objects by moving their smartphone from one side of an object to another side of the object. The Company’s algorithm utilizes a smartphone’s motion sensors to calculate the travelled distance.

Research and Development

The Company incurred research and development expenses of $845,000 in 2017 and $727,000 in 2016, relating to the development of its applications and technologies.

Income Sources - Projected Income

The Company’s business model currently contemplates five methods of producing revenue through the use of its products:

1. Fees - The Company intends to charge sellers a fee for every garment and clothing item purchased using its products. Fees are currently anticipated to be in the range of 1% to 3% of royalties on product sales, depending on volume, resulting from the use of the MySizeID platform.

2. Advertisements - the Company may generate revenue by using specialized ads using its database to identify the user’s exact needs.

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3. “Offline Shopping” - the Company may offer its services to clothing and fashion stores, for real-time use by their customers. The service may allow the store to immediately offer the customer a fitting garment suitable for his or her size.

4. Pay Per application programming interface (“API”) call – every time a user is looking onto an item in the retailers website and clicks the “what’s My Size” button to find out his size the retailer will be charged a fixed amount based on the SDK pricing matrix.

5. SizeUp – SizeUp is the first business to consumer app that MySize has released in the Apple App Store and on Google Play. The Company charges a one-time fee of $1.99 for every download of the app from either store.

Competition

Management of the Company believes that its technology and applications are a win-win solution for consumers, retailers, couriers and individuals. The Company’s technology is protected by three issued patents, one in each of Russia, Japan and the U.S., one patent-pending submission and an additional patent application which is in process. My Size’s products are designed to allow users to measure themselves simply by sliding a smartphone over their body, and the measurements are recorded by the My Size application.

Unlike other products claiming similar capabilities, there is no need for additional accessories (no webcam, photos, measuring tape, etc.). Users of the My Size apps will have their information protected and a unique identification number is provided that matches personal sizes with retailer size charts. When consumers get the right sized products, there are fewer returns of such products.

My Size’s advantage is in its easy to use application in recording body measurements. Using special algorithmic equations, the software is able to determine which sizes will best fit the customer. The collection of this data, and tracking shoppers’ preferences, allows for a unique shopping experience both online and in brick and mortar stores where the technology can instantly match clothes the customer likes in sizes that will fit them.

Despite our competitive advantage, we face competition from other companies which also help retailers increase conversation rate and reduce shipping costs.

Competitive Landscape

The following chart lists some, but not all, of our competitors:

Name	Technology	User Action	Product / Service

True Fit	Algorithm driven engine matches manufacturer specs and data points with customer profile	Answer questions to create profile	●	Based on statistics; doesn’t reflect real measurement

Rakuten Fits.me	Software solution based on a personal avatar; Algorithm driven engine matches manufacturer specs and data points with customer profile	Answer questions to create profile	● ●	Virtual fitting room size Recommendations based on statistics

Virtusize	Compares a reference item the silhouette of the garment they are looking to buy	Reference items: a previous purchase or a favorite item. Measure it manually and enter results to the app	●	Garment-to-garment comparison with tape measure (manually)

EasyMeasure	Uses camera and motion sensors	User needs to photograph according to the instructions and conditions of the app. (i.e. certain lighting conditions)	●	Allows the user to measure large objects and from far away (i.e. a building). Low accuracy requires optimal lighting conditions
			●	Only on iOS platform
			●	Very intuitive

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Name	Technology	User Action	Product / Service

AR MeasureKit	AR kit and motion sensors	Allows the user to measure objects from a distance with the camera	●	Requires bright light, and a contrast between the object and the background
			●	When measuring small objects it can be difficult to “mark” them
			●	Only on iOS platform

Smart Measure	Camera and motion sensors	Allows the user to measure objects from a distance	● ●	Easy to use Requires the user to know the height of the device
			●	Requires optimal lighting conditions
			●	Only on Android platform

Some of our competitors have significantly greater financial, marketing, personnel and other resources than we do, and many of our competitors are well established in markets in which we have existing retailers or intend to locate new retailers. We may also need to evolve our concepts in order to compete with popular new retail formats or concepts that develop from time to time, and we cannot offer any assurance that we will be successful in doing so or that modifications to our concepts will not reduce our profitability.

Legal Proceedings

On May 3, 2017, Lightcom (Israel) Ltd., an Israeli company, alleging that it is a shareholder of the Company, filed a motion with the Tel Aviv District Court (Financial Division) to approve an action against the Company and the Company’s officers and directors, as a shareholders’ class action. The complaint alleges, inter alia, that the Company’s report dated April 19, 2017 regarding its engagement with the Israeli Post was false and misleading, and that as a result thereof financial damages have been incurred by two purported classes of shareholders: (i) any shareholder who sold Company’s shares as of April 20, 2017 and until April 27, 2017, with respect to damage directly caused by such sale and (ii) any shareholder which held shares on April 20, 2017 and subsequent to April 27, 2017 with respect to damage caused by permanent adverse effect to the shares’ value. The alleged financial damage caused to members of both classes is estimated to be NIS 18.8 million. The Company reviewed the motion initially with its legal counsel and retained an expert to review and analyze the allegations and data upon which the motion is based. After considering the conclusions of a report issued by a third party expert and an opinion of U.S. legal counsel, management is of the opinion that the chances that the class motion will be denied exceed the risk that it will be approved, In the event that the class motion will be approved, the complaint will become a class action which will be heard by the court on its merits. Should this occur, the Company will respond to the class motion in the time frame ordered by the court. On November 15, 2017 the Company filed its response to the class motion and a motion to dismiss the class motion.

On November 15, 2017, the court ordered the respondent (the original plaintiff) to respond to the motion to dismiss within 30 days, which response was filed by the respondent on November 29, 2017. On December 28, 2017, the court ordered that a hearing on the foregoing matter will be held after the ruling on the Company’s appeal before the Nasdaq Hearings Panel regarding the delisting of the Company’s securities from The Nasdaq Capital Market. On January 25, 2018, Nasdaq concluded that the Company is in compliance with all applicable listing standards and as a result, the scheduled hearing before the Hearings Panel was cancelled and the Company’s common stock continues to trade on The Nasdaq Capital Market under the symbol “MYSZ”. On January 28, 2018, the Company informed the court accordingly.

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A hearing on the Company’s motion to dismiss is currently scheduled to be held on April 26, 2018. As of the date of this Annual Report on Form 10-K, the motion to dismiss is still pending.

On September 9, 2015, fourteen shareholders filed a complaint against the Company and its Chief Executive Officer, Ronen Luzon, alleging that in accordance with agreements signed between plaintiffs and the Company, the plaintiffs are entitled to register their shares for sale with the stock market, while the Company allegedly breached its obligation to register the plaintiffs’ shares. On November 5, 2015, the Company filed its defense and a counter claim against the plaintiffs and against two additional defendants (who are not plaintiffs) Mr. Asher Shmuelevitch and Mr. Eitan Nahum. In its counter claim, the Company alleged that the agreements by force of which the counter defendants hold their shares are defunct, based on fraud, as the counter defendants never paid and never intended to pay the agreed upon consideration for their shares. The Company further alleged that Mr. Shmuelevitch used his position as a director and controlling stockholder of the Company to knowingly cause the Company to enter such defunct agreements. On September 5, 2017, the court rendered a judgment pursuant to which the complaint against the Company was accepted, the complaint against Ronen Luzon was rejected and the Company’s counter-claim was rejected. The judgment included: (1) a declaratory remedy under which the Company breached its contractual undertakings toward the plaintiffs to list their shares both on TASE and on The Nasdaq Capital Market; (2) an order that the Company take any and all actions required for the listing of the plaintiffs’ shares, including instructing the Company’s transfer agent to remove the legend or any other restriction from the plaintiffs stock certificate and issue the plaintiff new stock certificates free and clear from any restriction; (3) an order that the registration company of Bank Hapoalim electronically list all of the plaintiffs’ shares detailed in the complaint on the electronic trading system; and (4) an order that the Company pay the plaintiffs’ costs in the amount of NIS 70,000. On October 3, 2017, the Company appealed the judgment with the Supreme Court of Israel, and simultaneously, filed with the Supreme Court a Motion for Stay of Execution of the judgement, pending the outcome of the appeal. On November 8, 2017, the Supreme Court upheld the Motion to Stay and ordered that the execution of the judgment be stayed pending the outcome of the appeal, provided that the Company deposit in the Supreme Court’s treasury an autonomous Israeli CPI linked bank guarantee in an amount of NIS 1,700,000, to cover the respondents’ potential damages should the appeal be ultimately denied. The Company did not deposit the bank guarantee in the amount of NIS 1,700,000 and will instead register the shares held by the plaintiffs on TASE and on The Nasdaq Capital Market. The registration of the shares is ongoing and has not been completed yet. In the event that the Company is successful in its appeal, the Company may seek relief from the shareholders which have sold their shares either in private or public sales in the amount of the proceeds from such sales. Although the Company has appealed such matter, there can be no assurance that the appeal will result in a judgment favorable to the Company. If the judgment rendered on appeal is not favorable to the Company, the Company may be ordered to pay the respondents legal costs in connection with the appeal. On November 16, 2017, the Company deposited NIS 45,000 with the Supreme Court to cover respondents’ potential legal costs if the appeal is ultimately denied. A hearing on the Company’s appeal is scheduled to be held on December 10, 2018.

The Company received legal advice from its counsel that the burden of proof that the judgment is wrong and should be reversed lies with the appellant. Consequently, the Company believes that it is more likely than not that the appeal will be denied rather than being accepted. In the event that the appeal is denied, no direct financial liability will be imposed on the Company (other than legal costs which the court may order the non-prevailing party to pay).

It should be noted that the plaintiffs may file a complaint against the Company seeking reimbursement of economic loss or damages due to the fact that their shares remained restricted, in breach of the Company’s contractual undertakings. A formal demand has not yet been filed, but in their response to the Company’s motion to stay the judgment, the plaintiffs argued, that they suffered economic loss in the sum of NIS 12,100,000. As of the date of this filing no formal request or complaint were filed; however, we are unable to assess the financial risk inherent in such a claim since, among other things, the estimate of alleged damage is dependent upon the actual revenues to be received by the plaintiffs from the future sale of the shares, the method of calculating the damage and data relating to the Company’s share price and trading volume of stock. In the event that the Company is successful in its appeal, there will be no grounds to such reimbursement.

On December 15, 2015, a legal complaint was filed naming the following as defendants: the Company, all the members of the Board of Directors, Mrs. Shoshana Zigdon, a shareholder and related party in the Company, as well as two additional defendants who are not shareholders, officers or directors of the Company. The plaintiff alleges that the Company violated its obligation to register his shares (the “Original Shares”) for trade with the TASE causing a total of NIS 2,622,500 ($756,418 as of December 31, 2017) damage. The plaintiff seeks relief against the defendants through financial compensation at the rate of the aforementioned alleged damage; additional compensation of NIS 400,000 ($115,374 as of December 31, 2017) due to mental anguish; if and to the extent that until the time the plaintiff can sell its shares on the TASE (the “Exercise Date”), if the price of a Company common stock rises above NIS 20.98 (the “Base Rate”), an additional amount at the rate of the difference between the Base Rate and the highest rate of a share of Company common stock between the time the claim was submitted and the Exercise Date; and court costs and attorney’s fees.

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All pre-trial preliminary proceedings as well as submission of all evidentiary affidavits and expert opinions by both parties have been completed.

On June 20, 2017, the Company and plaintiff entered into a settlement agreement (the “Settlement Agreement”) following a mediation process. Pursuant to the Settlement Agreement, the Company agreed to pay the plaintiff NIS 325,000 ($93,741 as of December 31, 2017) (the “Payment”) within 30 days of the date of the Settlement Agreement. Additionally, the Company was obligated to register the Original Shares within a specified time frame. Moreover, pursuant to the Settlement Agreement, the Company agreed to issue, within 60 days, 80,358 additional shares of common stock to the plaintiff (the “New Shares”), which New Shares shall be registered, to be deposited in escrow and sold for the benefit of plaintiff. To the extent the Company does not issue the unrestricted New Shares within 60 days of the date of the Settlement Agreement, the plaintiff has a right, at his sole discretion, to resume the legal proceedings pursuant to the complaint, provided he deposits the Payment in an escrow account, pending the court’s final adjudication of the complaint. Furthermore, the Settlement Agreement provides that to the extent the aggregate proceeds from the sale of the Original Shares and the New Shares is less than NIS 1,600,000, the Company will either pay the difference in cash or shall issue to the plaintiff additional shares of common stock in lieu thereof, at the Company’s sole discretion.  If the Company does not comply with the terms of the Settlement Agreement, the plaintiff may resume the legal proceedings which could result in substantial costs, diversion of management’s attention and diversion of the Company’s resources.

During the year ended December 31, 2017, the Company registered the Original Shares, issued the New Shares and paid the plaintiff the Payment. As of December 31, 2017, the Company recorded a derivative liability in the amount of $194 with respect to the amount payable pursuant to the terms of the Settlement Agreement, and $60 in equity with respect to the issuance of the New Shares.

On January 25, 2018, the court rendered the Settlement Agreement a status of a judgment. On January 30, 2018, the plaintiff informed the Company that all the shares (the Original Shares and the New Shares), were sold for an aggregate of NIS 1,061,533. Accordingly, the plaintiff was entitled to receive an additional NIS 213,467 from the Company payable either in cash or in kind, by the issuance of additional shares of the Company’s common stock (the “Additional Amount”).

Pursuant to the Settlement Agreement, the payment of the Additional Amount was due and payable no later than March 16, 2018. On March 13, 2018, the Company paid the plaintiff the Additional Amount.

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Employees and Independent Contractors

We currently have 12 employees and 8 independent contractors.

Company Information

The Company was incorporated in the State of Delaware and commenced operations in September 1999 under the name Topspin Medical, Inc. In December 2013, the Company changed its name to Knowledgetree Ventures Inc. Subsequently, in February 2014, the Company changed its name to My Size, Inc. Our principal executive offices are located at 3 Arava St., pob 1026, Airport City, Israel 7010000, and our telephone number is +972-3-600-9030. Our website address is www.mysizeid.com.  Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way a part of, this Annual Report on Form 10-K.

Background

The Company (under the name Topspin Medical, Inc.) was a privately held company that was engaged, through 2012, in research and development of a medical magnetic resonance imaging (“MRI”) technology for interventional cardiology and in the development of MRI technology for use in the diagnosis and treatment of prostate cancer.

On September 1, 2005, the Company issued securities to the public in Israel according to a prospectus and became publicly traded on the Tel Aviv Stock Exchange (“TASE”). In 2007, and until August 2012, the Company registered some of its securities with the U.S. Securities and Exchange Commission (“SEC”).

In January 2012, after having received the approval at the general meeting of shareholders of the Company, the Company consummated a transaction whereby it acquired Metamorefix Ltd. (“Metamorefix”). Pursuant to such transaction, Metamorefix became wholly-owned by the Company. Metamorefix was incorporated in 2007, and was engaged in the development of innovative solutions for the rehabilitation of tissues, particularly skin tissues.

On August 21, 2012, the Company’s board of directors (the “Board” or “Board of Directors”) approved the suspension of the Company’s reporting obligations under Section 13(a) and 15(d) of the Securities Exchange Act of 1934 (the “De-Registration”). The Company thereafter filed a Form 15 with the SEC on September 5, 2012 to effect the De-Registration. Upon the filing of the Form 15, the Company’s obligation to file periodic and current reports with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on form 8-K, was immediately suspended.

By the end of 2012, in view of the Company’s cash flow, the Company ceased its above operations and shortly thereafter the Company’s employees were laid off. In January 2013, the Company sold its entire ownership interest in Metamorefix.

Change in Control Transaction

In September 2013, Ronen Luzon, the Company’s current Chief Executive Officer, purchased control of the Company from Mr. Asher Shmuelevitch (the “Transaction”). Mr. Luzon purchased 1,755,950 shares of common stock from Mr. Shmuelevitch, which shares represented approximately 40% of the issued and outstanding capital stock of the Company at such time, and thus Mr. Luzon became a controlling shareholder of the Company.

Within the framework of the Transaction, Mr. Luzon reached a settlement with the Company’s creditors pursuant to which the main creditor, Mr. Asher Shmuelevitch, was paid a total sum of New Israeli Shekel (“NIS”) 0.5 million (approximately $140,000) in consideration for a full and final waiver of any and all his claims that he may have relating to any monetary indebtedness of the Company to the creditors.

As a result of the various investment rounds in the Company, Mr. Luzon’s beneficial ownership in the Company has been diluted and currently represent approximately 6.98% of the issued and outstanding shares of common stock of the Company on a fully diluted basis.

In January, 2014, the Board approved a transaction with Shoshana Zigdon, a related party, with respect to a technology venture through a new subsidiary, as discussed below.

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February 2014 Purchase Agreement

In February 2014, the Company entered into a Purchase Agreement (the “Purchase Agreement’) with Shoshana Zigdon (“Seller”), with respect to the acquisition of certain rights in a venture for the accumulation of physical data of human beings by portable electronic devices (including smart phones, tablets and other portable devices) for the purpose of locating, based on the accumulated data, articles of clothing in internet apparel stores, which will fit the person whose measurements were so accumulated (the “Venture”). Prior to entering into the Purchase Agreement, in January 2014, the Purchase Agreement was approved by shareholders of the Company as the Seller was also a beneficial owner of over 20% of the outstanding capital of the Company.

Pursuant to the Purchase Agreement, the Company purchased the all of Seller’s rights, title and interest in and to the Venture, including, but not limited to, the method (the “Method”) and the certain patent application that had been filed by Seller (PCT/IL2013/050056) (the “Patent”, and collectively with the Method, the “Assets”).

In consideration for the sale of the Assets, the Company agreed to pay to Seller, 18% of the Company’s operating profit, directly or indirectly connected with the Venture and/or the Method and/or the commercialization of the Patent together with value-added tax (“VAT”) in accordance with the law (the “Consideration”) for a period of seven years from the end of the development period of the Venture. The parties further agreed that Seller’s right to receive the Consideration will apply even in the event the Patent is revoked/rejected/expires and/or the non-receipt of the Patent for any reason. Down payments on account of the Consideration are to be paid to the Seller quarterly, within 14 days from the approval of the reviewed financial reports of the Company, with the exception of the fourth quarter which will be paid after the approval of the audited financial reports of the Company. Payment will be made against a duly issued tax invoice as prescribed by law.

The Agreement may be terminated by either party in the event of a breach of the obligations of the other party and the failure to cure a default within a specified period of time. The Agreement further provides that Seller is entitled to repurchase the Assets from the Company upon the occurrence of one or more of the following events: (a) if an application for liquidation of the Company and/or an application for appointment of a receiver for the Company and/or for a significant part of its assets has been filed, and/or an attachment has been imposed on a significant part of the Company’s assets, and the application or attachment – as the case may be – has not been not canceled within 60 days from the date on which they are filed; or (b) if upon the date that is seven years from the date of execution of the Agreement, the amount of Company’s income, directly and/or indirectly accumulated from the Venture and/or the Method and/or the commercialization of the Patent is less than NIS 3.6 million (approximately $1 million) (a “Repurchase Event”).

If a Repurchase Event occurs, Seller shall have a 90 day right, subject to delivery of written notice to the Company of Seller’s intention to exercise such right, to repurchase the Assets from the Company. The repurchase price will be based upon a market price to be determined by an external and independent valuer, who shall be chosen by agreement by the parties, and the Audit Committee shall conduct the negotiations on behalf of the Company to determine the identity of the valuer. In the absence of agreement on the identity of the valuer, the valuer shall be appointed by the President of the Institute of Certified Public Accountants in Israel. If one of the parties appeals against the valuation, with the Company’s decision to appeal being made by the Audit Committee of the Company, the parties shall approach another agreed valuer from one of the four large accounting firms in Israel (and in the absence of agreement he shall be chosen by the President of the Institute of Certified Public Accountants) and an average shall be taken of the two valuations which are received. The parties shall bear the valuers’ fees and all the expenses of the valuation in equal shares. Unless Seller gives the Company written notice of the retraction of Seller’s intention to repurchase the Assets, the Seller shall be obligated to repurchase the Assets within 60 days from the date of receipt of the valuation. Seller shall have the right to retract its intention to repurchase the Assets, provided Seller gives written notice to the Company within 30 days of receiving the valuation and subject to Seller refunding the Company the expenses borne by the Company in respect of the valuation (provided that the Company gives Seller details of the expenses borne by it).

In addition to the foregoing, the Agreement provides that all developments, improvements knowledge and know-how developed and/or accumulated by the Company after the execution of the Agreement will be owned by the Company. Further, the Seller agreed not to compete, directly or indirectly, with the Company in any matter relating to the Assets and/or the Venture and/or the Method for a period of seven years from the end of the development period of the Venture.

On July 25, 2016, the Company’s common stock began publicly trading on The Nasdaq Capital Market under the symbol “MYSZ”.

Recent Developments

December 2017 Public Offering

On December 22, 2017, we completed a public offering of 3,832,500 shares of our common stock and five-year warrants to purchase an aggregate of 2,874,375 shares of common stock at an exercise price of $0.851 per share. The gross proceeds to us were approximately $2.5 million, before deducting placement agent fees and other offering expenses.

February 2018 Public Offering

On February 2, 2018, we completed a public offering of 3,000,000 shares of our common stock and five-year warrants to purchase an aggregate of 1,500,000 shares of common stock at an exercise price of $2.65 per share. The gross proceeds to us were approximately $6.0 million, before deducting placement agent fees and other offering expenses.

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RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus contains a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in this prospectus, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and any updates described in our Quarterly Reports on Form 10-Q, all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

Risks Related To Our Company And Our Business

We may never successfully develop any products or generate revenues.

We are a pre-revenue stage company with research, development, marketing and general and administrative expenses. We may be unable to successfully develop or market any of our current or proposed products or technologies, those products or technologies may not generate any revenues, and any revenues generated may not be sufficient for us to become profitable or thereafter maintain profitability. We have only generated very minimal revenues to date.

We have historically incurred significant losses and there can be no assurance when, or if, we will achieve or maintain profitability.

During the twelve months ended December 31, 2017, the Company realized a net loss of $5,404,000 compared with a net loss of $4,334,000 for the year ended December 31, 2016. Because of the numerous risks and uncertainties associated with the development of the Company’s products and business, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Expected future operating losses will have an adverse effect on our cash resources, shareholders’ equity and working capital. Our failure to become and remain profitable could depress the value of our stock and impair our ability to raise capital, expand our business, maintain our development efforts, diversify our portfolio of staffing companies, or continue our operations. A decline in our value could also cause you to lose all or part of your investment in our Company.

Subsequent to December 31, 2017 the Company received additional cash proceeds in an amount of approximately $8,900,000 from the exercise of outstanding securities and from the sale of equity securities. Based on the projected cash flows and the cash balances as of the date of this Annual Report on Form 10-K, management’s plans consider that the cash generated from the recent exercise of outstanding securities and sale of equity securities will be sufficient to meet its obligations for a period which is longer than 12 months from the date of this report.

Management’s plans include the continued commercialization of our products, growth and securing sufficient financing through the sale of additional equity securities, debt or capital inflows from strategic partnerships. There can be no assurances, however, that we will be successful in obtaining the level of financing needed for our future growth of operations. If we are unsuccessful in commercializing our products and securing sufficient financing, we may need to cease operations.

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We will need to raise additional capital to meet our business requirements in the future, which is likely to be challenging, could be highly dilutive and may cause the market price of our common stock to decline.

In order to meet our business objectives in the future, we may need to raise additional capital, which may not be available on reasonable terms or at all. Additional capital would be used to accomplish the following:

●	finance our current operating expenses;

●	pursue growth opportunities;

●	hire and retain qualified management and key employees;

●	respond to competitive pressures;

●	comply with regulatory requirements; and

●	maintain compliance with applicable laws.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in substantial dilution for our current stockholders. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then-outstanding. We may issue additional shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock in connection with hiring or retaining personnel, option or warrant exercises, future acquisitions or future placements of our securities for capital-raising or other business purposes. The issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline and existing stockholders may not agree with our financing plans or the terms of such financings.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations.

The success of our business is highly dependent on being able to predict which applications and technologies will be successful, and on the market acceptance and timely release of those applications and technologies. If we do not accurately predict which applications and technologies will be successful, our financial performance will be materially adversely affected.

We expect to derive most of our revenue by charging fees in connection with the usage of our applications and technologies. We must make product development decisions and commit significant resources well in advance of the anticipated introduction of new applications and technologies. The release of our applications and technologies may be delayed, may not succeed or may have a shorter life cycle than anticipated. If the applications are not released when anticipated or do not attain wide market acceptance, our revenue growth may never materialize, we may be unable to fully recover the resources we have committed, and our financial performance will be harmed.

We are substantially dependent on assets we purchased from an affiliated party, and if we lose the rights to such assets or the assets are repurchased for any reason, our ability to develop existing and new applications based upon these assets would be harmed, and our business, financial condition and results of operations would be materially and adversely affected.

In February 2014, we entered into the Purchase Agreement with Shoshana Zigdon pursuant to which we acquired certain rights in a venture for the accumulation of physical data of human beings by portable electronic devices (including smart phones, tablets and other portable devices) for the purpose of locating, based on the accumulated data, articles of clothing in internet apparel stores, which will fit the person whose measurements were so accumulated. In addition, pursuant to the Purchase Agreement, we acquired the right, title and interest to the method and the certain patent application that had been filed by Shoshana Zigdon (PCT/IL2013/050056). Our business is substantially dependent upon the assets we acquired pursuant to the Purchase Agreement. Therefore, our ability to develop and commercialize our applications depends upon the effectiveness and continuation of the Purchase Agreement. If we lose the right to the Method or Patent application described above, our ability to develop existing and new applications would be harmed.

In consideration for the sale of the Method and Patent application, we agreed to pay to Shoshana Zigdon, 18% of the Company’s operating profit, directly or indirectly connected with the Venture and/or the Method and/or the commercialization of the Patent together with value-added tax in accordance with the law for a period of seven years from the end of the development period of the Venture. Shoshana Zigdon’s right to receive such consideration will apply even in the event the Patent is revoked/rejected/expires and/or the non-receipt of the Patent for any reason.

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The Purchase Agreement may be terminated by either party in the event of a breach of the obligations of the other party and the failure to cure the default within a specified period of time. Further, Shoshana Zigdon has the right to repurchase the Method and Patent application from us upon the occurrence of one or more of the following events: (a) if an application for liquidation of the Company and/or an application for appointment of a receiver for the Company and/or for a significant part of its assets has been filed, and/or an attachment has been imposed on a significant part of the Company’s assets, and the application or attachment – as the case may be – has not been not canceled within 60 days from the date on which they are filed; or (b) if upon the date that is seven years from the date of execution of the Purchase Agreement, the amount of Company’s income, directly and/or indirectly accumulated from the Venture and/or the method and/or the commercialization of the Patent is less than New Israeli Shekel (“NIS”) 3.6 million (approximately $1 million). If Shoshana Zigdon repurchases the Method and Patent application, our ability to develop our proposed products would be significantly harmed. Furthermore, we may lose the ability to commercialize any products that we have already developed.

Changes in economic conditions could materially affect our business, financial condition and results of operations.

Because our target customers are retailers, we, together with the rest of the retail industry, will depend upon consumer discretionary spending once we develop our proposed products. Increases in unemployment rates, reductions in home values, increases in home foreclosures, investment losses, personal bankruptcies and reductions in access to credit and reduced consumer confidence, may impact consumers’ ability and willingness to spend discretionary dollars. In addition, volatile economic conditions may repress consumer confidence and discretionary spending. Any of the foregoing may have an adverse effect on our business, financial condition and results of operations.

Damage to our reputation or lack of acceptance of our brand in existing and new markets could negatively impact our business, financial condition and results of operations.

We intend to build a strong reputation for the quality of our technology, and we must protect and grow the value of our brand to be successful. Any incident that erodes consumer affinity for our brand could significantly reduce our brand value and damage our business. If consumers perceive or experience a reduction in quality, or in any way believe we fail to deliver a consistently positive experience, our brand value could suffer and our business may be adversely affected.

In addition, our ability to successfully develop new retailers in new markets may be adversely affected by a lack of awareness or acceptance of our brand in these new markets. To the extent that we are unable to foster name recognition and affinity for our brand in new markets, our growth may be significantly delayed or impaired.

As a result, adverse economic conditions in any of these areas could have a material adverse effect on our overall results of operations. In recent years, certain of these markets have been more negatively impacted by the housing decline, high unemployment rates and the overall economic crisis than other geographic areas. In addition, given our geographic concentration, negative publicity regarding any of our retailers in these areas could have a material adverse effect on our business and operations, as could other regional occurrences such as local strikes, terrorist attacks, increases in energy prices, adverse weather conditions, hurricanes, droughts or other natural or man-made disasters.

In particular, adverse weather conditions can impact guest traffic at our retailers, and, in more severe cases, cause temporary retail closures, sometimes for prolonged periods. Our business is subject to seasonal fluctuations, with retail sales typically higher during certain months, such as December. Adverse weather conditions during our most favorable months or periods may exacerbate the effect of adverse weather on consumer traffic and may cause fluctuations in our operating results from quarter-to-quarter within a fiscal year.

Technology changes rapidly in our business, and if we fail to anticipate new technologies, the quality, timeliness and competitiveness of our products will suffer.

Rapid technology changes require us to anticipate which technologies and/or distribution platforms our products must take advantage of in order to make them competitive in the market at the time they are released. Therefore, we usually start our product development with a range of technical development goals that we hope to be able to achieve. We may not be able to achieve these goals, or our competition may be able to achieve them more quickly than we can. In either case, our products may be technologically inferior to competitive products, or less appealing to consumers, or both. If we cannot achieve our technology goals within the original development schedule of our products, then we may delay products until these technology goals can be achieved, which may delay or reduce revenue and increase our development expenses.

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We rely upon third parties to provide distribution for our applications, and disruption in these services could harm our business.

We currently utilize, and plan on continuing to utilize over the current fiscal year, third-party networking providers and distribution through companies including, but not limited to, Apple and Google to distribute our technologies. If disruptions or capacity constraints occur, the Company may have no means of replacing these services, on a timely basis or at all. This could cause a material adverse condition for our operations and financial earnings.

We rely on third-party hosting and cloud computing providers to operate certain aspects of our business. any failure, disruption or significant interruption in our network or hosting and cloud services could adversely impact our operations and harm our business.

Our technology infrastructure is critical to the performance of our mobile applications and customer satisfaction. Our mobile applications run on a complex distributed system, or what is commonly known as cloud computing. We own, operate and maintain elements of this system, but significant elements of this system are operated by third-parties that we do not control and which would require significant time to replace. We expect this dependence on third-parties to continue. In particular, a significant portion, if not almost all data storage, data processing and other computing services and systems is hosted by cloud computing providers. Any disruptions, outages and other performance problems relating to such services, including infrastructure changes, human or software errors and capacity constraints, could adversely impact our business, financial condition or results of operations.

We could be harmed by improper disclosure or loss of sensitive or confidential Company, employee, associate or customer data, including personal data.

In connection with the operation of our business, we plan to store, process and transmit data, including personal and payment information, about our employees, customers, associates and candidates, a portion of which is confidential and/or personally sensitive. Unauthorized disclosure or loss of sensitive or confidential data may occur through a variety of methods. These include, but are not limited to, systems failure, employee negligence, fraud or misappropriation, or unauthorized access to or through our information systems, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who may develop and deploy viruses, worms or other malicious software programs.

Such disclosure, loss or breach could harm our reputation and subject us to government sanctions and liability under our contracts and laws that protect sensitive or personal data and confidential information, resulting in increased costs or loss of revenues. It is possible that security controls over sensitive or confidential data and other practices we and our third-party vendors follow may not prevent the improper access to, disclosure of, or loss of such information. The potential risk of security breaches and cyberattacks may increase as we introduce new services and offerings, such as mobile technology. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions in which we provide services. Any failure or perceived failure to successfully manage the collection, use, disclosure, or security of personal information or other privacy related matters, or any failure to comply with changing regulatory requirements in this area, could result in legal liability or impairment to our reputation in the marketplace.

We might not be able to successfully market our products.

We expend significant resources in our marketing efforts, using a variety of media, including social media venues such as Facebook, LinkedIn and Twitter. In addition, we use targeted marketing on certain websites and have engaged two sales people in Europe and three sales people in the U.S. to market our products. We expect to continue to conduct brand awareness programs and guest initiatives to attract potential users. These initiatives may not be successful, resulting in expenses incurred without the benefit of substantial revenues. Additionally, some of our competitors have greater financial resources, which enable them to purchase significantly more advertising than we are able to purchase. Should our competitors increase spending on advertising and promotions or our advertising funds decrease for any reason, or should our advertising and promotions be less effective than our competitors, there could be a material adverse effect on our results of operations and financial condition.

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Our business operations and future development could be significantly disrupted if we lose key members of our management team.

The success of our business continues to depend to a significant degree upon the continued contributions of our senior officers and key employees, both individually and as a group. Our future performance will be substantially dependent in particular on our ability to retain and motivate Ronen Luzon, our Chief Executive Officer, and certain of our other senior executive officers. We currently do not have an employment agreement in place with these officers. The loss of the services of our Chief Executive Officer, senior officers or other key employees could have a material adverse effect on our business and plans for future development. We have no reason to believe that we will lose the services of any of these individuals in the foreseeable future; however, we currently have no effective replacement for any of these individuals due to their experience, reputation in the industry and special role in our operations. We also do not maintain any key man life insurance policies for any of our employees.

Our growth may strain our infrastructure and resources, which could slow our development of new retailers and adversely affect our ability to manage our existing retailers.

Our future growth may strain our retail management systems and resources, financial controls and information systems. Those demands on our infrastructure and resources may also adversely affect our ability to manage our existing retailers. If we fail to continue to improve our infrastructure or to manage other factors necessary for us to meet our expansion objectives, our operating results could be materially and adversely affected. Likewise, if sales decline, we may be unable to reduce our infrastructure quickly enough to prevent sales deleveraging, which would adversely affect our profitability.

Our business operations are conducted in multiple languages and could be disrupted due to miscommunications or translation errors.

The success of our business continues to depend on our marketing efforts in the United States, Europe and Israel, each of which is conducted in the local language. Miscommunications or inaccurate foreign language translations could have a material adverse effect on our business operations and financial conditions. Additionally, contracts, communications and complex technical information must be accurately translated into foreign languages.

We do not maintain theft or casualty insurance and only maintain modest liability and property insurance coverage and therefore could incur losses as a result of an uninsured loss.

We do not maintain theft or casualty insurance and only maintain modest liability and property insurance coverage. We cannot provide any assurance that we will not incur uninsured liabilities and losses as a result of the conduct of our business. Any such uninsured loss or liability could have a material adverse effect on our results of operations.

We may not be able to adequately protect our intellectual property, which, in turn, could harm the value of our brands and adversely affect our business.

Our ability to implement our business plan successfully depends in part on our ability to build brand recognition using our trademarks, service marks and other proprietary intellectual property, including our names and logos. We plan to register a number of our trademarks; however, no assurance can be given that our trademark applications will be approved. We have been issued three patents, one of each in of Russia, Japan and the U.S., have one patent-pending submission and an additional patent application which is in process. No assurance can be given that our patent-pending submission or the additional patent application which is in process will be approved. If our patent-pending submission or the additional patent application which is in process are not approved, our ability to expand or develop our business may be negatively affected.

Third parties may also oppose our trademark or patent applications, or otherwise challenge our use of the trademarks or patents. In the event that our trademarks or patents are successfully challenged, we could be forced to rebrand our goods and services or redesign our technology, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands and products.

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If our efforts to register, maintain and protect our intellectual property are inadequate, or if any third party misappropriates, dilutes or infringes on our intellectual property, the value of our brands may be harmed, which could have a material adverse effect on our business and might prevent our brands from achieving or maintaining market acceptance. We may also face the risk of claims that we have infringed third parties’ intellectual property rights. If third parties claim that we infringe upon their intellectual property rights, our operating profits could be adversely affected. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend, require us to rebrand our services, if feasible, divert management’s attention and resources or require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly license or royalty agreements, or stop the sale of certain products or services, any of which could have a negative impact on our operating profits and harm our future prospects.

Information technology system failures or breaches of our network security could interrupt our operations and adversely affect our business.

We will rely on our computer systems and network infrastructure across our operations. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could have a material adverse effect on our business and subject us to litigation or actions by regulatory authorities. Although we employ both internal resources and external consultants to conduct auditing and testing for weaknesses in our systems, controls, firewalls and encryption and intend to maintain and upgrade our security technology and operational procedures to prevent such damage, breaches or other disruptive problems, there can be no assurance that these security measures will be successful.

A material breach in security relating to our information systems and regulation related to such breaches could adversely affect us.

Information security risks have generally increased in recent years, in part because of the proliferation of new technologies and the use of the Internet, and the increased sophistication and activity of organized crime, hackers, terrorists, activists, cybercriminals and other external parties, some of which may be linked to terrorist organizations or hostile foreign governments. For example, a cybercriminal could use cybersecurity threats to gain access to sensitive information about another company or to alter or disrupt news or information to be distributed by PR Newswire. Cybersecurity attacks are becoming more sophisticated and include malicious software, ransomware, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data, substantially damaging our reputation. Any person who circumvents our security measures could steal proprietary or confidential customer information or cause interruptions in our operations. We incur significant costs to protect against security breaches, and may incur significant additional costs to alleviate problems caused by any breaches. Our failure to prevent security breaches, or well-publicized security breaches affecting the Internet in general, could significantly harm our reputation and business and financial results.

We will continue to incur costs and be subject to various obligations as a result of being a public company, listed in the united states and in Israel.

We will continue to incur significant legal, accounting and other expenses as a result of being a public company, listed in the United States and in Israel. Although we will incur costs each year associated with being a publicly-traded company, it is possible that our actual costs of being a publicly-traded company will vary from year to year and may be different than our estimates. In estimating these costs, we take into account expenses related to insurance, legal, accounting and compliance activities.

Furthermore, the need to maintain the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a U.S. publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

We may require additional capital to finance our operations in the future, but that capital may not be available when it is needed and could be dilutive to existing stockholders.

We may require additional capital for future operations. We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

●	cash provided by operating activities;

●	available cash and cash investments; and

●	capital raised through debt and equity offerings.

Current conditions in the capital markets are such that traditional sources of capital may not be available to us when needed or may be available only on unfavorable terms. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot assure you that we will be able to successfully raise additional capital at all or on terms that are acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our liquidity, financial condition, results of operations and prospects. Further, if we raise capital by issuing stock, the holdings of our existing stockholders will be diluted.

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If we raise capital by issuing debt securities, such debt securities would rank senior to our common stock upon our bankruptcy or liquidation. In addition, we may raise capital by issuing equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, which may adversely affect the market price of our common stock. Finally, upon bankruptcy or liquidation, holders of our debt securities and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.

Our business is dependent upon continued market acceptance by consumers.

We are substantially dependent on continued market acceptance of our products by customers, and such customers are dependent upon regulatory and legislative forces. We cannot predict the future growth rate and size of this market. If we do not gain market acceptance of our applications, our business may be materially affected.

If we are able to expand our operations, we may be unable to successfully manage our future growth.

Since inception, we have been planning for the expansion of our brand. Any such growth could place increased strain on our management, operational, financial and other resources, and we will need to train, motivate, and manage employees, as well as attract management, sales, finance and accounting, international, technical, and other professionals. Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives could have a material adverse effect on our business and results of operations.

Any future or current litigation could have a material adverse impact on our results of operations, financial condition and liquidity.

From time to time we may be subject to litigation, including, among others, potential stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. Subject to certain exceptions, our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated Bylaws (“Bylaws”) require us to indemnify and advance expenses to our officers and directors involved in legal proceedings. To date we have obtained directors and officers liability (“D&O”) insurance to cover some of the risk exposure for our directors and officers. Such insurance generally pays the expenses (including amounts paid to plaintiffs, fines, and expenses including attorneys’ fees) of officers and directors who are the subject of a lawsuit as a result of their service to the Company. There can be no assurance that we will be able to continue to maintain this insurance at reasonable rates or at all, or in amounts adequate to cover such expenses should such a lawsuit occur. Without D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Such lawsuits, and any related publicity, may result in substantial costs and, among other things, divert the attention of management and our employees. An unfavorable outcome in any claim or proceeding against us could have a material adverse impact on our financial position and results of operations for the period in which the unfavorable outcome occurs, and potentially in future periods. Further, any settlement announced by us may expose us to further claims against us by third parties seeking monetary or other damages which, even if unsuccessful, would divert management attention from the business and cause us to incur costs, possibly material, to defend such matters, which could have a material adverse impact on our financial position. See “Legal Proceedings” on page 10 for more information regarding the Company’s involvement in ongoing litigation matters.

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Our prior operating results may not be indicative of our future results.

You should not consider prior operating results to be indicative of our future operating results. The timing and amount of future revenues will depend almost entirely on our ability to engage new retailers while maintaining a relationship with our existing retailers. Our future operating results will depend upon many other factors, including, but not limited to:

●	the level of product and price competition;

●	our success in expanding our business network and managing our growth;

●	the ability to hire qualified employees; and

●	the timing of such hiring and our ability to control costs.

Federal, state and local or Israeli tax rules may adversely impact our results of operations and financial position.

We are subject to federal, state and local taxes in the U.S., as well as local taxes in Israel in respect to our operations in Israel. Although we believe our tax estimates are reasonable, if the Internal Revenue Service or other taxing authority disagrees with the positions we have taken on our tax returns, we could face additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position. In addition, complying with new tax rules, laws or regulations could impact our financial condition, and increases to federal or state statutory tax rates and other changes in tax laws, rules or regulations may increase our effective tax rate. Any increase in our effective tax rate could have a material impact on our financial results.

Concentration of ownership of our stock may enable one stockholder or a small number of stockholders to significantly influence matters requiring stockholder approval.

As of the date of this prospectus, members of our management team beneficially own approximately 8.23% of our outstanding common stock. In addition, one stockholder owns approximately 12% of our outstanding common stock. As such, management and the stockholder own approximately, in the aggregate, 20.23 % of our voting power. As a result, management and the stockholder may have the ability to control substantially all matters submitted to our stockholders for approval including:

●	election of our board of directors;

●	removal of any of our directors;

●	amendment of our Certificate of Incorporation or Bylaws; and

●	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, management’s and the stockholder’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price. Any additional investors will own a minority percentage of our common stock and will have minority voting rights.

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Tax reform may affect the Company and its stockholders.

On December 22, 2017, President Trump signed into law the “Tax Cuts and Jobs Act” (TCJA) that significantly reforms the Internal Revenue Code of 1986, as amended (the “Code”). The TCJA, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest and restricts the use of net operating loss carryforwards arising after December 31, 2017, allows for the expensing of capital expenditures, and puts into effect the migration from a “worldwide” system of taxation to a territorial system. We do not expect tax reform to have a material impact to our net operating losses. The impact of this tax reform on holders of our securities is uncertain. This prospectus does not discuss any such tax legislation or the manner in which it might affect purchasers of our securities. We urge our stockholders, including purchasers of securities in this offering, to consult with their legal and tax advisors with respect to such legislation and the potential tax consequences of investing in our securities.

Risks Related To Our Operations In Israel

The Company has facilities located in Israel, and therefore, political conditions in Israel may affect the Company’s operations and results.

The Company has facilities located in Israel. Accordingly, political, economic and military conditions in Israel will directly or indirectly affect the Company’s operations and results. Since the establishment of the State of Israel, a number of armed conflicts have taken place between Israel and its Arab neighbors. An ongoing state of hostility, varying in degree and intensity has led to security and economic problems for Israel. For a number of years there have been continuing hostilities between Israel and the Palestinians. This includes hostilities with the Islamic movement Hamas in the Gaza Strip, which have adversely affected the peace process and at times resulted in armed conflicts. Such hostilities have negatively influenced Israel’s economy as well as impaired Israel’s relationships with several other countries. Israel also faces threats from Hezbollah militants in Lebanon, from ISIS and rebel forces in Syria, from the government of Iran and other potential threats from additional countries in the region. Moreover, some of Israel’s neighboring countries have recently undergone or are undergoing significant political changes. These political, economic and military conditions in Israel could have a material adverse effect on the Company’s business, financial condition, results of operations and future growth.

Israel’s economy may become unstable.

From time to time, Israel’s economy may experience inflation or deflation, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. For these and other reasons, the government of Israel has intervened in the economy employing fiscal and monetary policies, import duties, foreign currency restrictions, controls of wages, prices and foreign currency exchange rates and regulations regarding the lending limits of Israeli banks to companies considered to be in an affiliated group. The Israeli government has periodically changed its policies in these areas. Reoccurrence of previous destabilizing factors could make it more difficult for the Company to operate its business and could adversely affect its business.

Some of the Company’s employees and officers are obligated to perform military reserve duty in Israel.

Generally, Israeli adult male citizens and permanent residents are obligated to perform annual military reserve duty up to a specified age. They also may be called to active duty at any time under emergency circumstances, which could have a disruptive impact on the Company’s workforce.

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It may be difficult to enforce a non-Israeli judgment against the Company or its officers and directors.

The operating subsidiary of the Company is incorporated in Israel. All of the Company’s executive officers and directors are not residents of the United States, and a substantial portion of the Company’s assets and the assets of its executive officers and directors are located outside the United States. Therefore, a judgment obtained against the Company, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not necessarily be enforced by an Israeli court. It also may be difficult to affect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law often involves the testimony of expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against the Company in Israel, it may be impossible to collect any damages awarded by either a U.S. or foreign court.

Our international operations could expose us to additional risks, including exchange rate fluctuations, legal regulations and political or economic instability that could harm our business and operating results.

Our international operations expose us to the following risks which may have a material adverse effect on our business and operating results:

●	devaluations and fluctuations in currency exchange rates including fluctuations between the U.S. dollar and the NIS;

●	costs of compliance with local laws, including labor laws and intellectual property laws;

●	compliance with domestic and foreign government policies, including compliance with Israeli securities laws and TASE;

●	changes in trade regulations and procedures affecting approval, production, pricing, marketing, reimbursement for and access to, our products;

●	compliance with applicable foreign anti-corruption laws, anti-trust/competition laws, anti-Boycott Israel law and anti-money laundering laws; and

●	economic and geopolitical developments and conditions, including ongoing instability in global economies and financial markets, international hostilities, acts of terrorism and governmental reactions, inflation, and military and political alliances.

Risks Related To Our Common Stock

A more active, liquid trading market for our common stock may not develop, and the price of our common stock may fluctuate significantly.

Although our common stock is listed on The Nasdaq Capital Market, it has only been traded on The Nasdaq Capital Market since July 25, 2016. There has been relatively limited trading volume in the market for our common stock, and a more active, liquid public trading market may not develop or may not be sustained. Limited liquidity in the trading market for our common stock may adversely affect a stockholder’s ability to sell its shares of common stock at the time it wishes to sell them or at a price that it considers acceptable. If a more active, liquid public trading market does not develop, we may be limited in our ability to raise capital by selling shares of common stock and our ability to acquire other companies or assets by using shares of our common stock as consideration. In addition, if there is a thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile and it would be harder for you to liquidate any investment in our common stock. Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including:

●	our quarterly or annual operating results;

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●	changes in our earnings estimates;

●	investment recommendations by securities analysts following our business or our industry;

●	additions or departures of key personnel;

●	changes in the business, earnings estimates or market perceptions of our competitors;

●	our failure to achieve operating results consistent with securities analysts’ projections;

●	changes in industry, general market or economic conditions; and

●	announcements of legislative or regulatory changes.

The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies. The changes often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with us and these fluctuations could materially reduce our stock price.

Sales by our stockholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

A substantial portion of our total outstanding shares of common stock may be sold into the market at any time. A substantial portion of these shares are held by two stockholders, one of which is also an executive officer of the Company. Although we believe that such executive officer has no current intention to sell a significant number of shares of our stock, we cannot provide any such assurance. In addition, we cannot provide assurance that the other large stockholder of the Company has no current intention to sell a significant number of shares of our stock. If any of the two stockholders which hold most of our shares were to decide to sell large amounts of stock over a short period of time (presuming such sales were permitted) such sales could cause the market price of our common stock to drop significantly, even if our business is doing well.

Further, the market price of our common stock could decline as a result of the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

Our securities are traded on more than one market which may result in price variations.

Our securities have been trading on The Nasdaq Capital Market since July 2016 and on TASE since September 2005. Trading in our securities on such exchanges occurs in different currencies (U.S. dollars on The Nasdaq Capital Market and NIS on the TASE), and at different times (due to different time zones, trading days and public holidays in the United States and Israel). The trading prices of our securities on the two exchanges may differ due to the foregoing and other factors. Any decrease in the price of our shares on the TASE could cause a decrease in the trading price of our shares on The Nasdaq Capital Market and vice versa.

We are a smaller reporting company and, as a result of the reduced disclosure and governance requirements applicable to such companies, our common stock may be less attractive to investors.

We are a smaller reporting company, (i.e. a company with “public float” held by non-affiliates with a market value of less than $75 million) and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies. We have elected to adopt these reduced disclosure requirements. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

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We do not expect to pay any cash dividends in the foreseeable future.

We have never declared or paid cash dividends on our common stock. We intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements, and such other factors as our Board deems relevant. Investors should not purchase our common stock expecting to receive cash dividends. Because we do not pay dividends, and there may be limited trading, investors may not have any manner to liquidate or receive any payment on their investment. Therefore, our failure to pay dividends may cause investors to not see any return on investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds, which could affect our ability to expand our business operations.

We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of stockholders’ interests in the company and could depress our stock price.

Our Certificate of Incorporation currently authorizes 100,000,000 shares of common stock, of which 29,145,927 are currently outstanding, and our Board is authorized to issue additional shares of our common stock.

Although our Board intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our capital stock could cause immediate, and potentially substantial, dilution to our existing stockholders, which could also have a material effect on the market value of the shares.

Further, our shares do not have preemptive rights, which means we can sell shares of our capital stock to other persons without offering purchasers in this offering the right to purchase their proportionate share of such offered shares. Therefore, any additional sales of stock by us could dilute your ownership interest in our Company.

Our quarterly operating results may fluctuate significantly.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

●	variations in the level of expenses related to our development programs;

●	any intellectual property infringement lawsuit in which we may become involved;

●	regulatory developments affecting our products; and

●	our execution of any collaborative, licensing or similar arrangements, and the timing of payments under these arrangements.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our common stock to fluctuate substantially.

If we fail to comply with the rules under the Sarbanes Oxley Act of 2002 related to accounting controls and procedures, or if we discover material weaknesses and deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent auditors addressing these assessments. If material weaknesses or significant deficiencies are discovered or if we otherwise fail to achieve and maintain the adequacy of our internal control, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly.

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Our Certificate of Incorporation, Bylaws and Delaware law may have anti-takeover effects that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our Certificate of Incorporation, Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders. Provisions of our Certificate of Incorporation, Bylaws and Delaware law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, the Certificate of Incorporation, Bylaws and Delaware law, as applicable, among other things:

●	provide the Board with the ability to alter the Bylaws without stockholder approval;

●	place limitations on the removal of directors; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our Board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock and the value of our securities to decline. In addition, rules applicable to TASE listed companies also limit the terms permitted with respect to a new class of shares and prohibit any such new class of shares from having superior voting rights to the rights of the class of shares listed on TASE.

If we fail to comply with the continued listing requirements of The Nasdaq Capital Market, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

On September 26, 2017, the Company was notified by The Nasdaq Stock Market, LLC (“Nasdaq”) that it was not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The notification provided that the Company had 180 calendar days, or until March 26, 2018, to regain compliance with Nasdaq Listing Rule 5550(a)(2).

In addition, on June 5, 2017, the Company received written notice from the Nasdaq Listing Qualifications Department notifying the Company that for the preceding 30 consecutive business days, the Company’s common stock did not maintain a minimum Market Value of Listed Securities of $35 million per share as required by Nasdaq Listing Rule 5550(b)(2). The notification provided that the Company had 180 calendar days, or until December 4, 2017, to regain compliance with Nasdaq Listing Rule 5550(b)(2). On December 5, 2017, the Company received a second written notice from the Listing Qualifications Department of Nasdaq notifying the Company that its failure to regain compliance with Nasdaq Listing Rule 5550(b)(2) by December 4, 2017 would result in the Company’s securities being delisted from The Nasdaq Capital Market effective as of the open of business on December 14, 2017 unless the Company requested an appeal of such determination. The Company thereafter requested an appeal before the Hearings Panel, thereby staying the delisting of the Company’s securities pending the Hearings Panel’s decision.

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On January 22, 2018, the Nasdaq Staff concluded that the Company had regained compliance with its Rule 5550(a)(2) based on the closing bid price of the Company’s common stock having been at $1.00 per share or greater for 10 consecutive business days from January 5, 2018 to January 19, 2018.

In addition, on January 26, 2018, the Nasdaq Hearings Advisor informed the Company that the Nasdaq Staff had informed them that the Company’s Market Value of Listed Securities deficiency (as set forth in its Rule 5550(b)(2)) had been cured, and that the Company is in compliance with all applicable listing standards. As a result, the scheduled hearing before the Hearings Panel was cancelled.

No assurance can be given that we will continue to meet applicable Nasdaq continued listing standards. Failure to meet applicable Nasdaq continued listing standards could result in a delisting of our common stock. A delisting of our common stock from Nasdaq could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, employees and fewer business development opportunities.

The exercise of outstanding warrants and stock options will have a dilutive effect on the percentage ownership of our capital stock by existing stockholders.

As of March 23, 2018, we had outstanding warrants to acquire 2,826,961 shares of our common stock and stock options to purchase 3,341,996 shares of our common stock, which warrants and options are exercisable for prices ranging between $0.04 and $5.28. The expiration of the term of such options and warrants range from March 2018 to July 2022. If a significant number of such warrants and stock options are exercised by the holders, the percentage of our common stock owned by our existing stockholders will be diluted.

Our common stock is subject to the penny stock rules which could result in U.S. broker-dealers becoming discouraged from effecting transactions in shares of our common stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

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Sales of our currently issued and outstanding stock may become freely tradable pursuant to rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our common stock

A substantial majority of our outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that an Affiliate (as such term is defined in Rule 144(a)(1)) of an issuer who has held restricted securities for a period of at least six months (one year after filing Form 10 information with the SEC for shell companies and former shell companies) may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale (the four calendar week rule does not apply to companies quoted on the OTC Markets). Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an Affiliate of the Company and who has satisfied a one-year holding period. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registrations of our shares of common stock, may have a depressive effect upon the price of our shares of common stock in any active market that may develop.

You may experience dilution of your ownership interest because of the future issuance of additional shares of our common stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 100,000,000 shares of common stock.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock are trading.

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FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements in this prospectus and any accompanying prospectus supplement about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and “would.” For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement.

Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed throughout this prospectus and any accompanying prospectus supplement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to:

●	our business strategies;

●	our competitive position;

●	our industry environment;

●	our anticipated financial and operating results, including anticipated sources of revenues;

●	when we expect to begin to receive revenues with respect to services we provide or anticipate providing;

●	anticipated future sources of revenues;

●	management’s expectation with respect to future acquisitions;

●	statements regarding our goals, intensions, plans and expectations, including the introduction of new products and markets; and

●	our cash needs and financing plans.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. You should read this prospectus and the documents that we reference herein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect.  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus.  Because the risk factors referred to on page 15 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  We qualify all of the information presented in this prospectus and any accompanying prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of common stock by the selling stockholders. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the options or warrants owned by the selling stockholders. We expect to use the proceeds received from the exercise of the options or warrants, if any, for general working capital purposes. We have not declared or paid any dividends and do not currently expect to do so in the near future.

SELLING STOCKHOLDERS

This prospectus relates to the offering by the selling stockholders of up to 1,823,608 shares of common stock, including 261,387 outstanding shares of common stock, 888,888 shares of common stock underlying warrants issued in our October 2017 private placement and 673,333 shares of common stock underlying options issued to our officers and directors pursuant to our 2017 Equity Incentive Plan.

The following table sets forth, based on information provided to us by the selling stockholders or known to us, the names of the selling stockholders, the nature of any position, office or other material relationship, if any, which the selling stockholders have had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the selling stockholders before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering. The percentages for each selling stockholder are calculated based on 29,145,927 shares issued and outstanding as of March 23, 2018.

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	Ownership Before Offering				After Offering (2)
Selling Stockholder	Number of Shares of Common stock Beneficially Owned (1)		Number of Shares Offered		Number of Shares of Common stock Beneficially Owned (1)	Percentage of Common stock Beneficially Owned
Empery Asset Master, LTD (1)	181,497	(2)	46,376	(3)	135,121	*
Empery Tax Efficient, LP (4)	77,452	(5)	21,750	(6)	55,702	*
Empery Tax Efficient II, LP (7)	346,615	(8)	42,985	(9)	303,630	1.03%
CVI Investments, Inc. (10)	311,111	(11)	111,111	(12)	200,000	*
Hudson Bay Master Fund Ltd. (13)	361,111	(14)	111,111	(15)	250,000	*
Anson Investments Master Fund LP (16)	273,611	(17)	111,111	(18)	162,500	*
Alto Opportunity Fund, SPC – Segregated Master Portfolio B (19)	238,611	(20)	111,111	(21)	127,500	*
Iroquois Master Fund Ltd. (22)	226,290	(23)	111,111	(24)	115,179	*
L1 Capital Global Opportunities Master Fund (25)	214,861	(26)	111,111	(27)	103,750	*
Intracoastal Capital, LLC (28)	238,611	(29)	111,111	(30)	127,500	*
Ronen Luzon (31)	2,055,950	(32)	150,000	(33)	1,905,950	6.51%
Eliyahu Walles (34)	300,000	(35)	300,000	(35)	0	0%
Billy Pardo (36)	2,055,950	(37)	150,000	(38)	1,905,950	6.51%
Or Kles (39)	28,333	(40)	28,333	(41)	0	0%
Oded Shoshan (42)	45,000	(43)	45,000	(43)	0	0%
Sarit Baron	995,002		153,500		841,502	*
Efraim Zilberman	76,500		76,500		0	0%
Victor Tshuva	31,387		31,387		0	0%

* less than 1%.

(1)

Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(2)	Represents 181,497 shares of common stock underlying warrants.
(3)	Represents 46,376 shares of common stock underlying warrants.
(4)

Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(5)	Represents 77,452 shares of common stock underlying warrants.

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(6)	Represents 21,750 shares of common stock underlying warrants.
(7)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP ("ETE II"), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(8)	Represents 346,615 shares of common stock underlying warrants.
(9)	Represents 42,985 shares of common stock underlying warrants.
(10)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owners of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.
(11)	Represents (i) 65,400 shares of common stock and (ii) 311,111 shares of common stock underlying warrants.
(12)	Represents 111,111 shares of common stock underlying warrants.
(13)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.
(14)	Represents 361,111 shares of common stock underlying warrants.
(15)	Represents 111,111 shares of common stock underlying warrants.
(16)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the securities held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein.
(17)	Represents 273,611 shares of common stock underlying warrants.
(18)	Represents 111,111 shares of common stock underlying warrants.
(19)	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and Mr. Khatri each disclaim any beneficial ownership of these shares.
(20)	Represents 238,611 shares of common stock underlying warrants.
(21)	Represents 111,111 shares of common stock underlying warrants.
(22)	Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As President and managing member of Iroquois Capital, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership of the securities held by IMF.

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(23)	Represents 226,290 shares of common stock underlying warrants.
(24)	Represents 111,111 shares of common stock underlying warrants.
(25)	David Feldman as Director of L1 Capital Global Opportunities Master Fund has voting and dispositive power over the securities held by such entity.
(26)	Represents 214,861 shares of common stock underlying warrants.
(27)	Represents 111,111 shares of common stock underlying warrants.
(28)

Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”) have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the securities reported herein that are held by Intracoastal.

(29)	Represents 238,611 shares of common stock underlying warrants.
(30)	Represents 111,111 shares of common stock underlying warrants.
(31)	Ronen Luzon is the Chief Executive Officer and a director of the Company.
(32)

Includes (i) 1,755,950 shares of common stock, (ii) options to purchase up to 150,000 shares of the Company’s common stock and (iii) options to purchase up to 150,000 shares of the Company’s common stock which which are held by Billy Pardo, Ronen Luzon’s spouse. Mr. Luzon may be deemed to beneficially hold the securities of the Company held by Mrs. Pardo.

(33)	Includes options to purchase up to 150,000 shares of common stock.
(34)	Eliyahu Walles is the Chairman of the Board of Directors of the Company.
(35)	Includes options to purchase up to 300,000 shares of common stock.
(36)	Bill Pardo is the Chief Product Officer of the Company.
(37)

Includes (i) options to purchase up to 150,000 shares of the Company’s common stock, (ii) 1,755,950 shares of common stock which are held by Ronen Luzon, Billy Pardo’s spouse and (iii) options to purchase up to 150,000 shares of the Company’s common stock which are held by Ronen Luzon, Billy Pardo’s spouse. Mrs. Pardo may be deemed to beneficially hold the securities of the Company held by Mr. Luzon.

(38)	Includes 150,000 shares of common stock underlying options.
(39)	Or Kles is Chief Financial Officer of the Company.
(40)	Includes 28,333 shares of common stock underlying options. Excludes 28,333 shares of common stock underlying options which vest on May 1, 2018 and 28,334 shares of underlying common stock which vest on May 1, 2019.
(41)	Includes 28,333 shares of common stock underlying options.
(42)	Oded Shoshan is the Chief Technology Officer of the Company.
(43)	Includes 45,000 shares of common stock underlying options.

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PLAN OF DISTRIBUTION

The selling stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440, and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

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In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

EXPERTS

The consolidated financial statements of My Size, Inc. as of and for the year ended December 31, 2017 and December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the report of Somekh Chaikin, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 (“Section 145”) of the DGCL permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The foregoing is only a summary of the described sections of the Delaware General Corporation Law and is qualified in its entirety by reference to such sections.

The Company’s Certificate of Incorporation and Bylaws provide that it shall indemnify each of its officers and directors to the fullest extent permitted by Section 145.

The Company’s Certificate of Incorporation provides that no current or former director of the Company shall be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to My Size’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, My Size has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby. All of such fees and expenses, except for the SEC registration fee are estimated:

SEC filing fee	$306.50
Legal expenses	$15,000.00
Accounting expenses	$2,500.00
Miscellaneous	$2,193.50
Total	$20,000.00

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, Bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation and Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-1

Item 16. Exhibits.

Exhibit Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Form 8-K filed March 23, 2017)

3.2	Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Form 8-K filed on February 20, 2018)

3.3	Amended and Restated Bylaws (incorporated by reference to Form 10-K filed March 4, 2016)

4.1	Specimen Common Stock Certificate of the Registrant (incorporated by reference to Form S-3 filed November 14, 2016)

5.1**	Opinion of Sheppard, Mullin, Richter & Hampton LLP

23.1*	Consent of Somekh Chaikin

23.3**	Consent of Sheppard, Mullin, Richter & Hampton LLP (contained in Exhibit 5.1)

24.1**	Power of Attorney

* Filed herewith

** Previously filed.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, That:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for fling on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Airport City, State of Israel, on March 28, 2018.

My Size, Inc.

By:	/s/ Ronen Luzon
Ronen Luzon
Its:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Or Kles
Or Kles
Its:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Ronen Luzon	March 28, 2018
Ronen Luzon
Chief Executive Officer and Director (Principal Executive Officer)

/s/ Or Kles	March 28, 2018
Chief Financial Officer (Principal Financial and Accounting Officer)

*	March 28, 2018
Eli Walles
Chairman

*	March 28, 2018
Arik Kaufman
Director

*	March 28, 2018
Oren Elmaliah
Director

*	March 28, 2018
Oron Branitzky
Director

*By:	/s/ Ronen Luzon
Ronen Luzon, Attorney-In-Fact

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